 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                              FOR IMMEDIATE RELEASE

                                                              January 24, 2012

Norfolk Southern reports 2011 fourth-quarter and full year results

For 2011 vs. 2010:

NS set the following fourth-quarter records:

  Railway operating revenues reached $2.8 billion, up 17 percent.

  Net income increased 19 percent to $480 million.

  Diluted earnings per share rose 30 percent to $1.42.

NS set the following records for the year:

  Railway operating revenues reached $11.2 billion, up 17 percent.

  Income from railway operations climbed 20 percent to $3.2 billion.

  Net income was $1.9 billion, up 28 percent.

  Diluted earnings per share increased 36 percent to $5.45.

NORFOLK, VA. -- Norfolk Southern Corporation today reported record fourth-quarter net income of $480 million, 19 percent higher compared with $402 million for the same quarter of 2010. Diluted earnings per share were a record $1.42, up 30 percent compared with the $1.09 per diluted share earned in the same period a year earlier.

For 2011, net income increased to an all-time record $1.9 billion, 28 percent higher compared with $1.5 billion for 2010.  Diluted earnings per share for the year increased 36 percent, or $1.45, to a record $5.45, compared with 2010.

            "Norfolk Southern achieved all-time records for revenues, operating income, net income, and earnings per share during 2011, and set fourth-quarter records for revenues, net income, and earnings per share," said Norfolk Southern CEO Wick Moorman. "In 2012 we will remain committed to enhancing our service product, maintaining the safety and quality of our rail network, improving operational efficiency, and supporting growth."

            "Our strong capital program of $2.4 billion will include substantial investments along our Crescent Corridor, a public-private partnership to create a high-capacity, truck-competitive intermodal freight rail route between the Gulf Coast and Northeast," Moorman said. "As part of this program of projects, we plan to open intermodal terminals in Alabama, Pennsylvania, and Tennessee later in the year. Facilities such as these relieve congested freight lines and highways, and are proven centers for creating jobs and economic development."

            Railway operating revenues increased to $2.8 billion, a fourth-quarter record, up 17 percent compared with the same period a year earlier. For 2011, railway operating revenues set an all-time record $11.2 billion, 17 percent higher compared with 2010. The improvements were the result of increases in revenue per unit of 11 percent for the quarter and 12 percent for the year and higher volumes that were up 6 percent for the quarter and 5 percent for the year.

-- MORE --

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                  Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

 -- 2 --

General merchandise revenues rose to $1.4 billion, up 13 percent compared with fourth-quarter 2010. For 2011, general merchandise revenues increased to $5.6 billion, 12 percent higher compared with 2010. Traffic volume increased 1 percent in the quarter and was even for the year compared with the same periods of 2010.

Coal revenues in the fourth quarter were $850 million, up 24 percent compared with the same period last year. For 2011, coal revenues were $3.5 billion, 27 percent higher compared with 2010. Traffic volume increased 3 percent in the quarter and 4 percent for the year compared with the same periods of 2010.

Intermodal revenues were $554 million, up 18 percent compared with fourth-quarter 2010. For the year, intermodal revenues were $2.1 billion, up 19 percent compared with 2010. Traffic volume increased by 11 percent in the quarter and 10 percent for 2011 compared with the same periods of 2010.

            Railway operating expenses were $2 billion for the fourth quarter, 14 percent higher compared with the same period a year earlier. For 2011, railway operating expenses were $8 billion, up 16 percent compared with 2010. The increases were primarily driven by fuel expenses, which rose by $95 million in the fourth quarter and $510 million for the year, and higher costs associated with increased traffic volumes.

            Income from railway operations increased 25 percent for the quarter to $800 million and improved 20 percent to a record $3.2 billion for the year, compared with the same periods of 2010.

            Fourth-quarter 2011 results included $11 million in deferred income tax benefits attributable to state tax law changes.  The year included $68 million of favorable, non-recurring income tax benefits.

            The fourth-quarter railway operating ratio improved by 2 percent to 71.4 percent compared with the same period last year.  For 2011, the railway operating ratio improved by 1 percent to 71.2 percent compared with 2010.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

####

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com